MassRoots Completes $5.0 Million Equity Financing

Company enters election cycle with numerous cannabis initiatives on ballots, and the strongest cash position in corporate history

DENVER, Oct. 25, 2016 -- MassRoots, Inc. (OTCQB: MSRT), one of the leading technology platforms for the cannabis industry, is pleased to announce it has completed a $5.0 million equity offering under its Registration Statement, declared effective by the Securities and Exchange Commission on August 11, 2016. There will be no further sales in this offering. MassRoots’ Founder and largest shareholder, Mr. Isaac Dietrich, led the round with participation from former MyPoints.com CEO, Mr. Steve Markowitz, Aphria, The Delavaco Group, and several family offices.

“Management believes that these funds are sufficient for the Company to reach cash-flow positive and to scale our commercialization efforts to a much wider audience,” stated MassRoots CEO Isaac Dietrich. “We are confident that the current political climate coupled with increasing demand in regulated cannabis markets presents a tremendous growth opportunity for MassRoots. Going forward, MassRoots will remain focused on introducing new monetization channels within our mobile applications while exploring strategic partnerships to expand our platform’s capabilities.”

The equity offering has given MassRoots its largest cash on hand in its corporate history as it continues to grow its user base.  Further, during the 2016 election cycle, 9 states with more than 30% of the United States population will be voting on regulating the sale of cannabis for medicinal or recreational use.  The company anticipates that the passage of any combination of these initiatives has the potential to significantly accelerate MassRoots’ user and revenue growth.

The regulated cannabis market in the United States is projected to reach more than $7 billion this year, according to a report by New Frontier and ArcView Market Research. That represents 26% growth over the previous year, driven largely by adult recreational sales of marijuana researchers found. Regulated adult recreational marijuana sales topped $998 million in 2015 compared to $351 million in 2014 — growing 184% year-over-year. America’s 2015 marijuana sales were higher than those of Dasani, Oreos and Girl Scout cookies. (1)

(1) http://www.forbes.com/sites/katiesola/2016/04/19/legal-u-s-marijuana-market-will-grow-to-7-1-billion-in-2016-

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About MassRoots

MassRoots is one of the largest and most active technology platforms for cannabis consumers, businesses and activists with over 900,000 registered users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fox Business, CNBC, Fortune, Denver Post, and The Financial Times. For more information, please visit MassRoots.com/Investors.

Forward-looking Statements
Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.

Contact

MassRoots Inc.

Mr. Isaac Dietrich, CEO

isaacdietrich@gmail.com